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                                                       Exhibit 99.1

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
June 14, 2005

          ANGELICA CORPORATION AND UNITE HERE RESOLVE LABOR DISPUTE

ST. LOUIS, Missouri (June 14, 2005) -- Angelica Corporation and UNITE HERE have entered into an agreement resolving their ongoing labor dispute. UNITE HERE is the collective bargaining representative for production workers at 23 of Angelica's 35 laundry facilities across the country.

For more than a year, Angelica and UNITE HERE have been engaged in a dispute with respect to the best way to provide Angelica's non-union employees a free choice in deciding whether they wish to be represented by the Union. Under the agreement, employees at Angelica's non-union facilities will have a fair selection process through which they may choose whether they wish to have UNITE HERE as their exclusive bargaining representative. The Union is expected to soon initiate organizing efforts at the Company's non-union facilities under the terms of this agreement.

In connection with this agreement, the Company and the Union have negotiated new, tentative collective bargaining agreements covering those facilities where existing bargaining agreements had expired. These facilities include the Company's laundry plants in Antioch, Fresno and Sacramento, California; Batavia, New York; Tampa, Florida; and Dallas and Wichita Falls, Texas.
The settlement agreement is subject to employees at each of these plants voting to ratify the collective bargaining agreements.

Both UNITE HERE and Angelica are pleased that this agreement brings an end to their ongoing dispute and offers Angelica's non-union employees the opportunity to freely determine for themselves whether they wish to have UNITE HERE as their exclusive bargaining representative. The parties look forward to a collaborative relationship in the future, and the Union has pledged renewed focus to assist the Company with its continuing efforts to provide high quality services to its customers and to expand its business.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available at its website, www.angelica.com.

UNITE HERE is a newly merged labor union of hospitality, gaming, apparel, textile and laundry workers, with nearly half a million members, including more than 40,000 laundry workers.


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For additional information contact:

CONTACT:
ANGELICA CORPORATION:                            UNITE HERE:
STEVE FREY                                       AMANDA COOPER
GENERAL COUNSEL                                  PRESS SECRETARY
CARLA LASZEWSKI                                  TELE: (212) 332-9376
ASSISTANT GENERAL COUNSEL                        acooper@unitehere.org
ANGELICA CORPORATION
TELE: (314) 854-3800